Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203176, 333-184344, 333-160512, 333-203175, 333-123540, and 333-256179) of Overstock.com, Inc. of our report dated June 22, 2023, which report appears in the December 31, 2022 annual report on Form 11-K of the Overstock.com Inc. 401(k) Plan.

/s/ KBF CPAs LLP

Lake Oswego, Oregon
June 22, 2023